EXHIBIT 21.1

SUBSIDIARIES OF BUCYRUS INTERNATIONAL INC.

Corporate Name	State/Country of Incorporation

Boonville Mining Services, Inc.	Delaware

Bucyrus (Africa) (Proprietary) Limited	Republic of South Africa

Minserco SA (Proprietary) Limited	Republic of South Africa

Contel Plus Automation & Drive Systems (Proprietary) Limited	Republic of South Africa

Bucyrus (Brasil) Ltda.	Brazil

Bucyrus Canada Limited	Ontario

Bucyrus Canada Acquisition, Ltd.	Alberta

Bucyrus Europe Holdings, Ltd.	United Kingdom

Bucyrus Europe Limited	United Kingdom

White Line Plant Ltd.	United Kingdom

Bucyrus India Private Limited	India

Bucyrus Industries, Inc.	Delaware

Bucyrus International (Chile) Limitada	Chile

Bucyrus International (Peru) S.A.	Peru

Bucyrus (Mauritius) Limited	Mauritius

BWC Gear, Inc.	Delaware

BWP Gear Inc.	Delaware

Minserco, Inc.	Delaware

Western Gear Machinery Co.	Delaware

Equipment Assurance Limited	Cayman Islands

Wisconsin Holdings Pty. Ltd.	Australia

Bucyrus (Australia) Proprietary Ltd.	Australia